RESTATED ARTICLES OF INCORPORATION
                                       OF
                              EVENTEMP CORPORATION

         EvenTemp Corporation, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes, adopts this Restated Articles of Incorporation. The following Restated Articles of Incorporation was adopted by unanimous consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by consent of Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.

         The following Restated Articles of Incorporation amends and restates the Articles of Incorporation, as amended, in its entirety, as follows:

                                   ARTICLE I.

         The name of the corporation shall be EvenTemp Corporation (hereinafter called the "Corporation").

                                   ARTICLE II.

         The total number of shares of stock that the Corporation shall have authority to issue is 60,000,000, consisting of 50,000,000 shares of common stock, no par value ("Common Stock"), and 10,000,000 shares of preferred stock, no par value ("Preferred Stock").

         Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                                  ARTICLE III.

         The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

         To engage in any lawful activity for which Corporations may be incorporated under Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented.

                                   ARTICLE IV.

         No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause. The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

                                   ARTICLE V.

         The Corporation shall have perpetual existence.

                                   ARTICLE VI.

         Any action required by Chapter 78 of the Nevada Revised Statutes, as amended, to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE VII.

         The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented.

                                  ARTICLE VIII.

         The Corporation shall, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes ("Statutes"), as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Statutes from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Statutes, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                   ARTICLE IX.

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X.

         Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

                                   ARTICLE XI

         Special meetings of the stockholders of the Corporation for any purpose or purposes may only be called at any time by the Board of Directors or a committee thereof, the Chairman of the Board, or the President.

                                   ARTICLE XII

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than one
(1) nor more than 10 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The number of directors may be increased or decreased, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until his successor is elected and qualified, subject, however, to his prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors howsoever resulting, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Signed this 2 day of June, 2000.

                                             EVENTEMP CORPORATION

                                             By:/s/ Joseph Luna
                                             Name: Joseph Luna
                                             Title: President and Secretary